Exhibit 99.1

Paycom Announces Quarterly Cash Dividend

OKLAHOMA CITY – February 5, 2024 – (BUSINESS WIRE) – Paycom Software, Inc. (“Paycom”) (NYSE:PAYC), a leading provider of comprehensive, cloud-based human capital management software, announced today that its Board of Directors declared a cash dividend in the amount of $0.375 per share of common stock, to be paid on March 18, 2024, to all stockholders of record as of the close of business on March 4, 2024.

About Paycom

For 25 years, Paycom Software, Inc. (NYSE:PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Investor Relations Contact:
James Samford
investors@paycom.com